UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2011

NICOR INC. (predecessor company to OTTAWA ACQUISITION LLC)
(Exact name of registrant as specified in its charter)

Illinois	1-7297	36-2863847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1844 Ferry Road Naperville, Illinois 60563-9600
(Address of principal executive offices) (Zip Code)

(630) 305-9500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry Into a Material Definitive Agreement.

The disclosure set forth under Item 2.03 below is incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 15, 2011, Northern Illinois Gas Company, an Illinois corporation and wholly owned subsidiary of the Company, doing business as Nicor Gas Company (“Nicor Gas”), entered into a Credit Agreement (the “Credit Agreement”) among Nicor Gas, as borrower, SunTrust Bank, as administrative agent and lender, Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents and lenders, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as co-documentation agents and lenders, and the several banks and other financial institutions or entities from time to time parties thereto.

 Pursuant to the Credit Agreement, Nicor Gas may borrow up to $700 million from time to time on a revolving basis, which, subject to certain restrictions, can be used to (i) repay indebtedness under the 3 Year Credit Agreement dated as of April 23, 2010, as amended, among the Borrower, Nicor, the lenders party thereto, and JPMorgan Chase Bank, N.A., as agent, and the 364-Day Credit Agreement dated as of April 19, 2011, as amended, among Nicor Gas, the lenders party thereto, and JPMorgan Chase Bank, N.A., as agent; (ii) support the issuance of commercial paper by Nicor Gas; (iii) fund permitted acquisitions and capital expenditures of Nicor Gas and its subsidiaries; and (iv) provide for ongoing working capital needs and general corporate purposes of Nicor Gas and its subsidiaries.  The Credit Agreement includes a $75 million sub-facility for swingline loans, and has an “accordion” provision whereby Nicor Gas can request that the total amount it can borrow be increased to up to $900 million (subject to the acceptance by existing or new lenders of additional commitments).  The Credit Agreement matures on December 15, 2016 (subject to adjustment pursuant to the Credit Agreement).

At Nicor Gas’ option, interest on borrowings under the Credit Agreement will be based on either the alternate base rate or the London Inter-Bank Offered Rate (LIBOR) plus, in either case, an applicable interest margin.  The alternate base rate is the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus ½ of 1%, (ii) the prime commercial lending rate of SunTrust, or (iii) the one-month LIBOR plus 1%.  The applicable interest margin varies from time to time based on Nicor Gas’ then-current credit ratings for the long-term, non-credit enhanced senior unsecured debt securities of Nicor Gas (or if there is no such rating, Nicor Gas' issuer rating and/or corporate family rating, as the case may be).

As of the closing, and based upon Nicor Gas’ current credit ratings, base rate borrowings, based on the prime rate, would bear interest, exculding any facility fee, at approximately 3.25% per annum.  One-month LIBOR-based borrowings would bear interest, excluding any facility fee, at approximately 1.28%.

Under the Credit Agreement, Nicor Gas must have on a consolidated basis, a total debt to total capitalization ratio of no greater than 0.70:1.00, as of the end of any fiscal month.  The Credit Agreement also contains certain other covenants that, among other things, restrict liens and encumbrances, mergers and consolidations, asset dispositions, dividends, and other restricted payments, loans, and investments, and other matters customarily restricted in such agreements.  In addition, the Credit Agreement contains customary representations, affirmative covenants, and events of default for facilities of this type.  Upon an uncured event of default under the Credit Agreement, all amounts owing under the Credit Agreement, if any, depending on the nature of such event of default will automatically, or may upon notice by the Administrative Agent or the requisite lenders thereunder, become immediately due and payable and the lenders may terminate their commitments.

Nicor Gas and the Company have had prior business relationships with most of the agents and lenders or their affiliates that are parties to the Credit Agreement, for which Nicor Gas and the Company have paid customary fees and expenses.  Nicor Gas and its affiliates have also entered into hedging arrangements with certain lenders.  Affiliates of certain of the lenders under the Credit Agreement have acted as underwriters for issuances of securities of Nicor Gas and the affiliates of AGL.

The foregoing summary of the material terms of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.                  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Credit Facility, dated as of December 15, 2011 among Northern Illinois Gas Company, an Illinois corporation, as borrower, the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders, SunTrust Bank, as administrative agent and lender, Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents and lenders, and JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as co-documentation agents and lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ottawa Acquisition LLC, as successor company to Nicor Inc.
(Registrant)
Date: December 15, 2011	/s/ Paul R. Shlanta
Paul R. Shlanta Senior Vice President and Corporate Secretary

Exhibit Index

Exhibit No.	Description
10.1
Credit Facility, dated as of December 15, 2011 among Northern Illinois Gas Company, an Illinois corporation, as borrower, the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders, SunTrust Bank, as administrative agent and lender, Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents and lenders, and JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as co-documentation agents and lenders.